Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 COMPLETES SALE OF PANSEND LIFE SCIENCES PORTFOLIO COMPANY
BENEVIR BIOPHARM TO JANSSEN BIOTECH, INC. FOR UP TO $1.04 BILLION

New York, JUNE 11, 2018 - HC2 Holdings, Inc. (“HC2”) (NYSE: HCHC), a diversified holding company, announced today that it has completed the sale of BeneVir Biopharm, Inc. (“BeneVir”), a privately-held biotechnology company developing oncolytic immunotherapies for the treatment of cancer, to Janssen Biotech, Inc. (“Janssen”).
In conjunction with the closing of the transaction, Janssen made an upfront cash payment of $140 million, of which HC2 received approximately $73 million. In addition, assuming no pending or unresolved indemnified claims, HC2 will receive approximately $10 million being held in escrow for fifteen months. Inclusive of additional contingent payments of up to $900 million based on achievement of certain predetermined milestones, the total amount of all payments for this transaction could exceed $1 billion if all milestones are met.
Before its sale to Janssen, BeneVir was a portfolio company within HC2’s Pansend Life Sciences (“Pansend”) subsidiary, led by David A. Present M.D., Founder and General Partner, and Cherine Eldumiati Plumaker, Founder and General Partner. Pansend made its initial investment in BeneVir in 2014, and owned approximately 76 percent of the company’s equity before the sale.
“The sale of BeneVir is a transformational event for both HC2 and Pansend and is a great example of our ability to create value through the innovative Pansend platform,” said Philip Falcone, Chairman, President and Chief Executive Officer of HC2. “David and Cherine identify companies working on exciting and disruptive innovations in the life sciences industry, which we invest in and support with the goal of providing unique solutions for unmet medical needs, while also realizing attractive returns for our shareholders.”
About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2’s largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com. For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836
About Pansend Life Sciences
Pansend Life Sciences, LLC is the life science subsidiary of HC2 Holdings, Inc., focused on the development of innovative healthcare technologies and products. Pansend’s portfolio companies include R2 Dermatology, which is developing medical devices for the treatment of aesthetic and medical skin conditions, and has received FDA approval for its initial device; MediBeacon, whose proprietary platform technology is the foundation of its development of a non-invasive real-time monitoring system for the evaluation of kidney function; Triple Ring, a leading edge research, engineering and development firm which specializes in regulated medical devices, in vitro diagnostics & life sciences tools as well as imaging, and industrial applications; and Genovel Orthopedics, which is developing novel partial and total knee replacements for the treatment of osteoarthritis of the knee.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by HC2’s representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, statements regarding HC2’s expectation regarding building shareholder value and future cash and invested assets.  Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. HC2 believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and HC2’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of HC2’s financial statements; the fact that HC2 has historically identified material weaknesses in its internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition opportunities; HC2’sability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in HC2’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and HC2’s other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
For information on HC2 Holdings, Inc., please contact:

Andrew G. Backman
Managing Director
Investor Relations & Public Relations
abackman@hc2.com
212-339-5836
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